Exhibit 4.3

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Date of Issuance: October 26, 2006	Number of Shares:	“See Section 1 (e)”
(Subject to Adjustment)

MARRONE ORGANIC INNOVATIONS, INC., A DELAWARE CORPORATION

Series A Preferred Stock Purchase Warrant

Marrone Organic Innovations, Inc., a Delaware Corporation. (the “Company”), for value received, hereby certifies that VENCORE SOLUTIONS LLC, a Delaware Limited Liability Company, its successors and or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company up to Fifteen Thousand Dollars and 00/100 ($15,000.00) worth of shares of Series A Preferred Stock of the Company (“Preferred Stock”), at a purchase price per share as defined in Section 1e) below, subject to adjustment as hereinafter provided, at any time after the date hereof and on or before the earlier of (a) Seven and a half (7.5) years from the date of issuance hereof, or (b) the closing of the initial public offering (“IPO”) of the Company’s Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”). The number and types of shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Stock” and the “Purchase Price,” respectively.

1. Exercise.

    a) This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase form appended hereto as Exhibit A duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise.

    b) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

c) Net Issue Exercise.

    (i) In lieu of exercising this Warrant in the manner provided above in Section 1(a), the Registered Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election in which event the Company shall issue to holder a number of shares of Preferred Stock computed using the following formula:

X= Y (A – B)

    A

Where	X = The number of shares of Preferred Stock to be issued to the Registered Holder.

Y = The number of shares of Preferred Stock purchasable under this Warrant (at the date of such calculation).

A = The fair market value of one share of Preferred Stock (at the date of such calculation).

B = The Purchase Price (as adjusted to the date of such calculation).

    (ii) For purposes of this Section 1(c), prior to the closing on the IPO the fair market value of Preferred Stock shall be the price per share, which the Company could obtain from a willing buyer for the shares sold by the Company from authorized but unissued shares, as such price shall be determined in good faith by the Board of Directors. Following the IPO the market value will be determined by the value of the Company’s Common Stock.

d) As soon as practicable after the exercise of this Warrant in full or in part, and in any event within thirty (30) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled; and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 1(a) above.

e) The Registered Holder shall have the right to purchase up to a limited number of shares of the Company’s Preferred Stock (the “Warrant Stock”) based on the “Purchase Price” (per share) such that if all of the Warrant Stock is purchased by the Registered Holder the total price paid by the Registered Holder will be Fifteen Thousand Dollars and 00/100 ($15,000.00) and the number of shares Holder receives shall equal $15,000.00 divided by the Purchase Price. The Purchase Price

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shall be the per share price of shares of the Company’s Series A Preferred Stock as sold by the Company to investors in the Company’s current/next equity round (the “Offering”).

2. Adjustments.

a) If outstanding shares of the Company’s Preferred Stock shall be subdivided into a greater number of shares or a dividend in Preferred Stock shall be paid in respect of Preferred Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of Preferred Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

b) In case of any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in paragraph (a); and in each such case, the terms of this Section 2 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation.

c) When any adjustment is required to be made in the Purchase Price, the Company shall promptly mail to the Registered Holder a certificate setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such certificate shall also set forth the kind and amount of stock or other securities or property into which this Warrant shall be exercisable following the occurrence of any of the events specified in Section 2(a) or (b) above.

d) In order to avoid doubt, it is acknowledged that the holder of this Warrant shall be entitled to the benefit of all adjustments in the number of shares of Common Stock of the Company issuable upon conversion of the Preferred Stock of the Company which occur prior to the exercise of this Warrant, including without limitation, any increase in the number of shares of Common Stock issuable upon conversion as a result of a dilutive issuance of capital stock.

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e) The Warrant Stock will be afforded the same antidilution protection as the Company’s Series A Preferred Stock as set forth in the Company’s Articles of Incorporation, as amended from time to time.

3. Transfers.

a) Subject to the provisions of Section 3(b) hereto, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company.

b) Each holder of this Warrant acknowledges that this Warrant, the Warrant Stock and the Common Stock of the Company have not been registered under the Securities Act, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant, any Warrant Stock issued upon its exercise or any Common Stock issued upon conversion of the Warrant Stock in the absence of (i) an effective registration statement under the Act as to this Warrant, such Warrant Stock or such Common Stock and registration or qualification of this Warrant, such Warrant Stock or such Common Stock under any applicable Blue Sky or state securities law then in effect, or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

c) Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if and when this warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

d) The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

4. No Impairment. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

5. Liquidating Dividends. If the Company pays a dividend or makes a distribution on the Preferred Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles) except for a stock dividend payable in shares of Preferred Stock or other securities of the Company (a “Liquidating Dividend”), then the Company will pay or distribute to the Registered Holder of this Warrant, upon the exercise hereof, in addition to the Warrant Stock purchased upon such exercise, the Liquidating Dividend which would have been paid to such Registered Holder if he had been the owner of record of such shares of

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Warrant Stock immediately prior to the date on which a record was taken for such Liquidating Dividend or, if no record was taken, the date as of which the record holders of Preferred Stock entitled to such dividends or distribution were determined.

6. Piggyback Registration Rights.

a) If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Registered Holder) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash, the Company shall, at such time, promptly give the Registered Holder written notice of such registration. Upon the written request of the Registered Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall cause to be registered under the Securities Act all of the shares of Common Stock issued upon conversion of the Warrant Stock (the “Registrable Securities”) that the Registered Holder has requested to be registered. Notwithstanding the foregoing, if the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders).

b) The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations hereunder, including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees relating or apportionable thereto and the reasonable fees and disbursements of one counsel for the selling stockholders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, but excluding underwriting discounts and commissions relating to Registrable Securities.

c) The Company will indemnify each Holder of Registrable Securities and each of its officers, directors and partners, and each person controlling such Holder, with respect to which such registration, qualification or compliance has been effected pursuant to this Warrant, against all claims, losses, expenses, damages and liabilities (or actions in respect thereto) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, or any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act of 1934 as amended (Exchange Act), or any state securities law applicable to the Company or any rule or regulation promulgated under the Securities Act, the Exchange Act or any such state law and relating to action or inaction required of the Company in connection with any such registration, qualification of compliance, and will reimburse each such Holder, each of its officers, directors and partners, and each person controlling such Holder, within a reasonable amount of time after incurred for any reasonable legal and any other expenses incurred in connection with investigating, defending or settling any such claim, loss,

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damage, liability or action; provided, however, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such claim, loss, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); and provided further, that the Company will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by an instrument duly executed by such Holder specifically for use therein. The Company shall not, except with the consent of Holder, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to Holder a release from all liability with respect to such claim or litigation.

d) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement, each officer and director of any such other Holder and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder, or by an officer or director of any such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 5 (d), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 5 (d) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity under this Section 5 (d) exceed the gross proceeds from the offering received by such Holder net of underwriters commissions and discounts.

e) At all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public, the Company agrees to use its commercially reasonable efforts to take such actions as are necessary and appropriate to make available to the Registered Holder the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Securities and Exchange Commission (the “SEC”) that may at any time permit the Registered Holder to sell securities of the Company to the public without registration, including filing with the SEC in a timely manner all reports and other documents required under the Securities Act and the Securities Exchange Act of 1934.

f) Any restrictions and obligations, including lock-up, indemnification, reduction in number of shares to be registered, on the holders of Series A in a piggyback registration would apply to the Holder of the Warrant to the extent the shares were included in such registration

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7. Notices of Certain Transactions/Delivery of Certain Documents.

The obligations in this Section 7 no longer apply if the Company (a) has closed the IPO, or (2) has been consolidated or merged with another company (other than a consolidation or merger in which the Company is the surviving entity).

a) So long as Registered Holder holds this Warrant and/or any of the Preferred Shares, the Company shall deliver to Registered Holder:

(i) Promptly after mailing, copies of all notices or other written communications to the shareholders of the Company; and

(ii) Starting with fiscal year 2007, within one hundred eighty (180) days after the end of each fiscal year of the Company, the annual reviewed financial statements of the Company certified by independent public accountants of recognized standing; and

(iii) Within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

b) In case:

(i) the Company shall take a record of the holders of its Preferred Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger or reincorporation in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company; or

(iii) of any redemption of the Preferred Stock or mandatory conversion of the Preferred Stock into Common Stock of the Company;

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (a) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (b) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Preferred Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion shall) shall be determined. Such notice shall be mailed at least ten (10) days prior to the record date or effective date for the event specified in such notice.

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8. Reservation of Stock. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.

9. Exchange of Warrants. Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 3 hereof, issue and deliver to or upon the order of such Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Preferred Stock called for on the face or faces of the Warrant or Warrants so surrendered.

10. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

11. Mailing of Notices. Any notice required or permitted pursuant to this Warrant shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or forty-eight (48) hours after being deposited in the US mail, as certified or registered mail, with postage prepaid, addressed (a) if to the Registered Holder, to the address of the Registered Holder most recently furnished in writing to the Company and (b) if to the Company, to the address set forth below or subsequently modified by written notice to the Registered Holder.

12. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

13. No Fractional Shares. No fractional shares of Preferred Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Preferred Stock on the date of exercise, as determined in good faith by the Company’s Board of Directors.

14. Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought.

15. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

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16. Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. In case any provision of this Warrant shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Warrant shall not in any way be affected or impaired thereby.

17. Entire Agreement. Except as otherwise set forth herein, this Warrant and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

MARRONE ORGANIC INNOVATIONS, INC., A DELAWARE CORPORATION

By:	/s/ Pamela G. Marrone
PAMELA G. MARRONE, PH.D

Address:	215 MADSON PLACE, SUITES B/C
DAVIS, CA 95618

Date of Issuance &
Date of Signature:	10-26-06

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Exhibit A

PURCHASE FORM

To: MARRONE ORGANIC INNOVATIONS, INC. A DELAWARE CORPORATION	Dated:

1.	The undersigned hereby elects to purchase shares of the Warrant Stock covered by the attached Warrant pursuant to the terms thereof, and (please indicate either (a) or (b) below):

(a)	tenders herewith payment in cash, check or wire transfer of the purchase price of such shares in full; or

(b)	elects to effect such purchase through the Net Issue Exercise provision set forth in Section 1(c) of the attached Warrant.

2.	Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below.

Name:

Address:

Signature:

Address:

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Exhibit B

ASSIGNMENT FORM

FOR VALUE RECEIVED,                                               hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of Preferred Stock covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:	Signature:

PRINT NAME OF SIGNOR

Witness:

PRINT NAME OF WITNESS

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